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EXHIBIT 10

         [LETTERHEAD OF CONSOLIDATED CIGAR HOLDINGS INC. APPEARS HERE]

                                                              December 22, 1998

Dear Stockholder:

  I am pleased to inform you that on December 16, 1998, Consolidated Cigar Holdings Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes ("Parent") and Dorsay Acquisition Corp., a wholly owned subsidiary of Parent (the "Purchaser"). Pursuant to the Merger Agreement, the Purchaser today commenced a tender offer (the "Offer") to purchase all outstanding shares of the Company's common stock for $17.85 per share in cash, subject to the terms and conditions in the Offer to Purchase and the related Letter of Transmittal that are included in the Purchaser's offering materials. Under the Merger Agreement, the Offer will be followed by a merger (the "Merger") of the Purchaser with and into the Company and all shares not purchased in the Offer (other than shares held in the Company's treasury or held by Parent, the Purchaser, any other wholly owned subsidiary of Parent or the Company or by dissenting stockholders) will be converted into the right to receive $17.85 per share in cash in the Merger.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE TERMS OF EACH ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

  In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, including, among other things, the opinion of Chase Securities Inc., the Company's independent financial advisor, that, as of the date of such opinion, the consideration to be received by the holders of the Company's Class A common stock, par value $.01 per share, (other than Parent and its affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such stockholders.

  Attached is a copy of the Schedule 14D-9 filed by the Company with the Securities and Exchange Commission. The Schedule 14D-9 describes the reasons for your Board of Directors' recommendation, includes as an exhibit the full text of the December 16, 1998 opinion of Chase Securities Inc. and contains other important information relating to the Offer. Also enclosed is the Offer to Purchase, dated December 22, 1998, of the Purchaser, together with related materials, including a Letter of Transmittal to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions on how to tender your shares. I urge you to read the Schedule 14D-9 and the enclosed materials carefully.

                                          Sincerely,

                                          /s/ Theo W. Folz

                                          Theo W. Folz
                                          Chairman, President and
                                          Chief Executive Officer